Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-234805

June 18, 2020

Genetron Holdings Limited

Genetron Holdings Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing Credit Suisse Securities (USA) LLC at +1-800-221-1037, China International Capital Corporation Hong Kong Securities Limited at +852-2872-2000, BTIG, LLC at equitycapitalmarkets@btig.com and Canaccord Genuity LLC at +1-617-371-3900. You may also access the Company’s most recent prospectus dated June 18, 2020, which is included in Amendment No. 3 to the Company’s registration statement on Form F-1, as filed with the SEC on June 18, 2020 (the “Amendment No.  3”), by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1782594/000119312520171828/d779078df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus dated June 15, 2020. This free writing prospectus reflects the following amendments that were made in Amendment No. 3. All references to page numbers are to page numbers in Amendment No. 3.

Amendment No. 3 reflects the amendment that we anticipate the number of ADSs to be offered in our initial public offering will be 16,000,000 (or 18,400,000 if the underwriters exercise their over-allotment option in full). The amendment of the number of ADSs offered results in the following changes:

•	Cover page—Appendix I replaces the cover page in its entirety.

•	ADSs offered by us—16,000,000 ADSs (or 18,400,000 ADSs if the underwriters exercise their over-allotment option in full).

•	Ordinary shares—We will issue 80,000,000 ordinary shares represented by 16,000,000 ADSs in this offering (assuming the underwriters do not exercise their option to purchase additional ADSs).

•

Ordinary shares outstanding immediately after this offering*—Immediately upon the completion of this offering, 441,810,100 ordinary shares, par value US$0.00002 per share (or 453,810,100 ordinary shares if the underwriters exercise their over-allotment option in full), including 220,332,100 ordinary shares resulting from the automatic conversion of all of our outstanding preferred shares immediately upon the completion of this offering, based on an assumed initial public offering price of US$12.50 per ADS, the midpoint of the estimated public offering price range shown on the front cover of this prospectus.

•	Over-allotment option—We have granted to the underwriters an option, which is exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 2,400,000 additional ADSs.

•

Use of proceeds—We expect to receive net proceeds of approximately US$181.0 million from this offering, based on an assumed initial public offering price of US$12.50 per ADS, the midpoint of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their over-allotment option.

•	Capitalization—Appendix II replaces the section “Capitalization” in its entirety.

•	Dilution—Appendix III replaces the section “Dilution” in its entirety.

•	Principal shareholders—Appendix IV replaces the section “Principal Shareholders” in its entirety.

•	Expenses relating to this offering—Appendix V replaces the section “Expenses relating to this Offering” in its entirety.

2

Appendix I

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary Prospectus dated June 18, 2020

16,000,000 American Depositary Shares

Genetron Holdings Limited

Representing 80,000,000 Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, representing ordinary shares of Genetron Holdings Limited.

We are offering 16,000,000 ADSs. Each ADS represents of five our ordinary shares, par value US$0.00002 per share.

Prior to this offering, there has been no public market for the ADSs. It is currently estimated that the initial public offering price per ADS will be between US$11.50 and US$13.50.

We have applied for listing the ADSs on the Nasdaq Global Market under the symbol “GTH.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

See “Risk Factors” beginning on page 20 for factors you should consider before buying the ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional disclosure regarding compensation payable by us to the underwriters.

The underwriters have a 30-day option to purchase up to an additional 2,400,000 ADSs from us at the initial public offering price less the underwriting discount.

Several existing shareholders and their affiliates have indicated an interest in purchasing up to an aggregate of US$54 million of ADSs in this offering. Among them, Vivo Capital Fund IX, L.P. and its affiliated entity (“VIVO Entities”), one of our principal shareholders, an affiliate of EASY BENEFIT INVESTMENT LIMITED, one of our principal shareholders, and ETP BioHealth III Fund, L.P. (“ETP”), an affiliate of Mr. Weiwu He, our co-founder and Chairman of the Board of the Directors, and one of our principal shareholders, have indicated interests in purchasing up to US$30 million, US$10 million and US$5 million, respectively, of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such indication of interests is not a binding agreement or commitment to purchase, and we and the underwriters are under no obligations to sell any ADSs to such investors and such investors are under no obligations to purchase any ADSs. See “Underwriting” for more information.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on                     , 2020.

Credit Suisse	CICC

BTIG	Canaccord Genuity

The date of this prospectus is                     , 2020.

Appendix II

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020:

•	on an actual basis;

•

on a pro forma basis to reflect the automatic conversion of all of our issued and outstanding preferred shares into 220,332,100(1) ordinary shares on a one-for-one basis upon the completion of this offering; and

•

on a pro forma as adjusted basis to reflect (i) all of our issued and outstanding preferred shares into 220,332,100(1) ordinary shares on a one-for-one basis upon the completion of this offering, and (ii) the issuance and sale of 80,000,000 ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$12.50 per ADS being the mid-point of the estimated range of the initial offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming the underwriters do not exercise their option to purchase additional ADSs).

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2020
	Actual		Pro forma		Pro forma as adjusted(2)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Financial instruments with preferred rights	2,221,211	313,695	—	—	—	—
Total non-current liabilities	2,249,025	317,623	27,814	3,928	27,814	3,928
(Deficit)/equity attributable to owners of the Company
Share capital(3)	17	2	48	7	62	9
Share premium	—	—	2,221,180	313,690	3,502,486	494,645
Treasury shares	(2,976)	(420)	(2,976)	(420)	(2,976)	(420)
Other reserves	77,300	10,917	77,300	10,917	77,300	10,917
Accumulated losses	(1,959,437)	(276,725)	(1,959,437)	(276,725)	(1,959,437)	(276,725)

Total shareholders’ (deficit)/equity	(1,885,096)	(266,226)	336,115	47,469	1,617,435	228,426

Notes:

(1)

In connection with the completion of this offering, all of our preferred shares will convert into ordinary shares. Other than our series D preferred shares, all outstanding preferred shares will convert to ordinary shares on a one-to-one basis. Our series D preferred shares will be converted to ordinary shares on the basis of a formula that is based on the price of this offering. Unless otherwise indicated, all share number gives effect to the assumed conversion of our preferred shares into ordinary shares on a one-to-one basis, including with respect to our series D preferred shares. See “Series D Conversion” for further discussion.

(2)

The pro forma as adjusted information discussed above is illustrative only. Our share premium and total (deficit)/equity following the completion of this offering are subject to adjustment based on the actual initial public offering price and other terms of this offering determined at pricing. Assuming the number of ADSs offered by us as set forth on the cover page of this prospectus remains the same, and after deduction of underwriting discounts and commissions and the estimated offering expenses payable by us, a $1.00 change in the assumed initial public offering price of $12.50 per ADS (the mid-point of the estimated range of the initial offering price shown on the front cover of this prospectus) would, in the case of an increase, increase and, in the case of a decrease, decrease each of share premium and total shareholders’ (deficit)/equity by $14.88 million.

(3)

We issued 9,523,900 and 13,031,720 ordinary shares to Genetron Health (Hong Kong) Limited and EVER PRECISE INVESTMENTS LIMITED, respectively, our employee shareholding platforms established to hold the ordinary shares underlying the restricted shares and options granted under the 2019 Plan. In addition, there are 14,883,000 ordinary shares issued but are held in escrow and deemed as treasury shares as of March 31, 2020. See Note 16 to our financial statements for the three months ended March 31, 2019 and 2020 included elsewhere in this prospectus. The ordinary shares mentioned above are excluded from the number of our outstanding ordinary shares in our capitalization table.

Appendix III

DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. For the purpose of assessing the effect of dilution only, the calculations in the tables below are based on 126,595,000 ordinary shares outstanding as of March 31, 2020 (as disclosed in Note 9 to our financial statements for the three month ended March 31, 2019 and 2020 included elsewhere in this prospectus), which are derived from (i) 141,478,000 ordinary shares issued and outstanding as of March 31, 2020, which is calculated by excluding 9,523,900 and 13,031,720 ordinary shares issued to Genetron Health (Hong Kong) Limited and EVER PRECISE INVESTMENTS LIMITED, respectively, our employee shareholding platforms established to hold the ordinary shares underlying the restricted shares and options granted under the 2019 Plan, from 164,033,620 ordinary shares issued (see “Description of Share Capital”), less (ii) 14,883,000 ordinary shares issued but are held in escrow and deemed as treasury shares as of March 31, 2020. See Note 16 to our financial statements for the three months ended March 31, 2019 and 2020 included elsewhere in this prospectus.

Our net tangible book value as of March 31, 2020 was approximately US$(267.02) million or US$(2.11) per ordinary share and US$(10.55) per ADS. Net tangible book value per ordinary share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of ordinary shares outstanding. Dilution is determined by subtracting net tangible book value per ordinary share from the public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after March 31, 2020, other than to give effect to (i) the conversion of all of our issued and outstanding preferred shares into 220,332,100(1) ordinary shares on a one-for-one basis, and (ii) our issuance and sale of ADSs offered in this offering at an assumed initial public offering price of US$12.50 per ADS, being the mid-point of the estimated range of the initial offering price shown on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2020 would have been approximately US$227.63 million, or US$0.53 per ordinary share and US$2.67 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$1.97 per ordinary share, or US$9.83 per ADS, to purchasers of ADSs in this offering.

The following table illustrates the dilution on a per ordinary share basis at the assumed initial public offering price per ordinary share is US$2.50 and all ADSs are exchanged for ordinary shares:

Assumed initial public offering price per ordinary share	US$	2.50
Net tangible book value per ordinary share	US$	(2.11)
Pro forma net tangible book value per ordinary share after giving effect to the automatic conversion of all of our outstanding preferred shares	US$	0.13
Pro forma net tangible book value per ordinary share as adjusted to give effect to the automatic conversion of all of our outstanding preferred shares, this offering as of March 31, 2020	US$	0.53
Amount of dilution in net tangible book value per ordinary share to new investors in the offering	US$	1.97

Amount of dilution in net tangible book value per ADS to new investors in the offering	US$	9.83

The pro forma information discussed above is illustrative only.

Note:

(1)

In connection with the completion of this offering, all of our preferred shares will convert into ordinary shares. Other than our series D preferred shares, all outstanding preferred shares will convert to ordinary shares on a one-to-one basis. Our series D preferred shares will be converted to ordinary shares on the basis of a formula that is based on the price of this offering. Unless otherwise indicated, all share number gives effect to the assumed conversion of our preferred shares into ordinary shares on a one-to-one basis, including with respect to our series D preferred shares. See “Series D Conversion” for further discussion.

The following table summarizes, on a pro forma basis as of March 31, 2020, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per ordinary share paid at the assumed initial public offering price of US$12.50 per ADS, being the mid-point of the estimated range of the initial offering price shown on the front cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

				Total Consideration
	Ordinary shares Purchased			Amount (in thousands of US$)	Percent	Average Price Per Ordinary Share	Average Price Per ADS
	Number		Percent	US$		US$	US$
Existing shareholders	346,927,400	(1)	81.2%	173,992	46.5%	0.50	2.51
New investors	80,000,000		18.8%	200,000	53.5%	2.50	12.50

Total	426,927,400		100.0%	373,992	100.0%	0.88	4.38

Note:

(1)

The number of ordinary shares of the existing shareholders is based on 126,595,300 outstanding ordinary shares as of March 31, 2020 plus 220,332,100 ordinary shares resulting from the automatic conversion of all of our outstanding preferred shares on a one-for-one basis immediately upon the completion of this offering.

Appendix IV

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares as of the date of this prospectus, assuming conversion of all of our outstanding series A-1 preferred shares, series A-2 preferred shares, series B preferred shares, series C preferred shares, series C-2 preferred shares and series D preferred shares into ordinary shares, on a one-to-one basis(1) by:

•	each of our directors and executive officers; and

•	each person known to us to beneficially own more than 5% of our ordinary shares.

The calculations in the table below are based on 361,810,100(1) ordinary shares on an as-converted basis outstanding as of the date of this prospectus and 441,810,100 ordinary shares outstanding immediately after the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs and excluding 9,523,900 and 13,031,720 ordinary shares issued to Genetron Health (Hong Kong) Limited and EVER PRECISE INVESTMENTS LIMITED, respectively, and reserved for the purpose of our employee shareholding platforms established for the restricted shares and options granted under the 2019 Plan.

Several existing shareholders and their affiliates have indicated an interest in purchasing up to an aggregate of US$54 million of ADSs in this offering. Among them, Vivo Capital Fund IX, L.P. and its affiliated entity (“VIVO Entities”), one of our principal shareholders, an affiliate of EASY BENEFIT INVESTMENT LIMITED, one of our principal shareholders, and ETP BioHealth III Fund, L.P. (“ETP”), an affiliate of Mr. Weiwu He, our co-founder and Chairman of the Board of the Directors, and one of our principal shareholders, have indicated interests in purchasing up to US$30 million, US$10 million and US$5 million, respectively, of the ADSs being offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered. Such indication of interests is not a binding agreement or commitment to purchase, and we and the underwriters are under no obligations to sell any ADSs to such investors and such investors are under no obligations to purchase any ADSs. See “Underwriting” for more information. The calculations in the table below do not take into account of the subscription of these shareholders or their affiliates in this offering, if any.

Note:

(1)

In connection with the completion of this offering, all of our preferred shares will convert into ordinary shares. Other than our series D preferred shares, all outstanding preferred shares will convert to ordinary shares on a one-to-one basis. Our series D preferred shares will be converted to ordinary shares on the basis of a formula that is based on the price of this offering. Unless otherwise indicated, all share number gives effect to the assumed conversion of our preferred shares into ordinary shares on a one-to-one basis, including with respect to our series D preferred shares. See “Series D Conversion” for further discussion.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant, or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person. The table below excludes 9,523,900 and 13,031,720 ordinary shares issued to Genetron Health (Hong Kong) Limited and EVER PRECISE INVESTMENTS LIMITED, respectively, and reserved for the purpose of our employee shareholding platforms established for the restricted shares and options granted under the 2019 Plan, except when calculating the number of shares underlying share options held by such person or group that are exercisable or restricted shares that will become vested within 60 days after the date of this prospectus.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number	%**	Number	Percentage of total ordinary shares on an as-converted basis	Percentage of aggregate voting power***
Directors and Executive Officers:†
Executive Officers
Sizhen Wang(1)	106,898,800	29.5%	106,898,800	24.2%	24.2%
Hai Yan, Ph.D./M.D.(2)	33,332,000	9.2%	33,332,000	7.5%	7.5%
Yuchen Jiao, Ph.D./M.D.(3)	6,890,750	1.9%	6,890,750	1.5%	1.5%
Evan Ce Xu	*	*	*	*	*
Kevin Ying Hong(4)	10,052,000	2.8%	10,052,000	2.3%	2.3%
Yun-Fu Hu	—	—	—	—	—
Non-Executive Directors
Weiwu He, Ph.D.(5)	25,949,300	7.2%	25,949,300	5.9%	5.9%
Xia Wu	—	—	—	—	—
Weidong Liu	—	—	—	—	—
Dian Kang	—	—	—	—	—
Webster Cavenee	—	—	—	—	—
Wing Kee Lau	—	—	—	—	—
All directors and executive officers as a group	117,529,080	31.8%	117,529,080	26.2%	26.2%

Principal Shareholders:
FHP acting-in-concert group(6)	102,559,300	28.3%	102,559,300	23.2%	23.2%
CICC entities(7)	57,824,500	16.0%	57,824,500	13.1%	13.1%
Hai Yan, Ph.D.(2)	33,332,000	9.2%	33,332,000	7.5%	7.5%
Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership) ( )(8)	30,152,000	8.3%	30,152,000	6.8%	6.8%
Weiwu He, Ph.D.(5)	25,949,300	7.2%	25,949,300	5.9%	5.9%
Vivo Capital Fund IX, L.P.(9)	25,449,300	7.0%	25,449,300	5.8%	5.8%
EASY BENEFIT INVESTMENT LIMITED and its affiliated entity(10)	23,401,500	6.5%	23,401,500	5.3%	5.3%
Tianjin Tianshu Xingfu Corporation Management L.P. (Limited Partnership) ( )(11)	23,003,000	6.4%	23,003,000	5.2%	5.2%

Notes:

*	Less than 1% of our total outstanding shares on an as-converted basis.
**

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of (i) 361,810,100, being the number of ordinary shares on an as-converted basis outstanding as of the date of this prospectus, excluding 9,523,900 and 13,031,720 ordinary shares issued to Genetron Health (Hong Kong) Limited and EVER PRECISE INVESTMENTS LIMITED, respectively, and reserved for the purpose of our employee shareholding platforms established for the restricted shares and options granted under the 2019 Plan, and (ii) the number of shares such person or group has the right to acquire upon exercise of option, warrant or other rights within 60 days after the date of this prospectus. As of the date of the prospectus, the above calculation also does not reflect the potential dilution impact of shares issuance of 11,405,880 ordinary shares reserved under the 2019 Plan and 20,830,100 ordinary shares reserved under the 2019 Scheme.

***

For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

†

The address of our directors and executive officers, except for Weiwu He, Xia Wu, Weidong Liu, Dian Kang, Webster Cavenee and Wing Kee Lau, is 1F/2F, Building No. 2, 8 Sheng Ming Yuan Road, Life Science Park, Zhong Guan Cun, Changpin District, Beijing, PRC. The address of Weiwu He is Unit 502, China Central Place Tower 3, Jianguo Road, Chaoyang District, Beijing, PRC. The address of Xia Wu is Unit 909, China World Office 2, 1 Jianguomenwai Avenue, Chaoyang District, Beijing, PRC. The address of Weidong Liu is Suite 1801, West Tower, Twin Towers B12 Jianguomenwai Ave Chaoyang District, Beijing, 100022. The address of Dian Kang is Room S, 26/F., One Midtown, 11 Hoi Shing Road, Tsuen Wan, Hong Kong. The address of Webster Cavenee is Ludwig Institute, 9500 Gilman Drive, La Jolla, CA 92093-0660 USA. The address of Wing Kee Lau is Flat 6, 23rd floor, Mei Fai Court, Yue Fai Yuen, Aberdeen, Hong Kong.

(1)

Represents (i) 102,559,300 shares held by FHP acting-in-concert group, as set forth in note (6) below; and (ii) 544,510 ordinary shares and 3,794,990 series A-1 preferred shares held by Genetron Discovery Holdings Limited. Mr. Sizhen Wang owns approximately 50.8% equity interests in Genetron Discovery Holdings. The registered address of Genetron Discovery Holdings Limited is Harneys Corporate Services Limited, Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. 10,814,480 ordinary shares held by FHP Holdings Limited, 6,296,478 ordinary shares held by Mr. Weiwu He, 5,313,500 ordinary shares held by Mr. Kevin Ying, 247,990 ordinary shares and 5,552,010 series A-1 preferred shares held by Genetron Alliance Holdings Limited, and 544,510 ordinary shares and 3,794,990 series A-1 preferred shares held by Genetron Discovery Holdings Limited have been pledged to secure a payment of consideration for purchasing certain shares of Genetron Health from a shareholder of Genetron Health.

(2)	Represents 33,332,000 ordinary shares directly held by Mr. Hai Yan.
(3)

Represents (i) 3,259,000 ordinary shares held by Eugene Health Limited, a British Virgin Islands company wholly owned by Mr. Yuchen Jiao; (ii) 73,718 ordinary shares and 513,782 series A-1 preferred shares held by Genetron Discovery Holdings Limited and (iii) 3,044,250 ordinary shares Mr. Yuchen Jiao may purchase upon exercise of options within 60 days of the date of this prospectus. Mr. Yuchen Jiao owns approximately 13.5% equity interests in Genetron Discovery Holdings. The registered address of Eugene Health Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of Genetron Discovery Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. 3,259,000 ordinary shares held by Eugene Health Limited, and 73,718 ordinary shares and 513,782 series A-1 preferred shares held by Genetron Discovery Holdings Limited have been pledged to secure a payment of consideration for purchasing certain shares of Genetron Health from a shareholder of Genetron Health.

(4)

Represents (i)5,313,500 ordinary shares directly held by Mr. Kevin Ying Hong; (ii) 94,172 ordinary shares and 2,108,328 series A-1 preferred shares held by Genetron Alliance Holdings Limited and (iii) 2,536,000 ordinary shares Mr. Kevin Ying Hong may purchase upon exercise of options within 60 days of the date of this prospectus. Mr. Kevin Ying Hong owns approximately 38.0% equity interests in Genetron Alliance Holdings Limited. The registered address of Genetron Alliance Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. 5,313,500 ordinary shares held by Mr. Kevin Ying Hong, and 94,172 ordinary shares and 2,108,328 series A-1 preferred shares held by Genetron Alliance Holdings Limited have been pledged to secure a payment of consideration for purchasing certain shares of Genetron Health from a shareholder of Genetron Health.

(5)

Represents (i) 20,390,500 ordinary shares directly held by Mr. Weiwu He; and (ii) 91,671 ordinary shares and 2,052,329 series A-1 preferred shares held by Genetron Alliance Holdings Limited and (iii) 3,414,800 series D preferred shares held by ETP BioHealth II Fund, L.P. Mr. Weiwu He owns approximately 37.0% equity interests in Genetron Alliance Holdings Limited. The general partner of ETP BioHealth II Fund, L.P. is Emerging Technology Partners LLC, a limited liability company ultimately controlled by Mr. Weiwu He. The registered address of Genetron Alliance Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of ETP BioHealth II Fund, L.P. is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. 6,296,478 ordinary shares held by Mr. Weiwu He, and 91,671 ordinary shares and 2,052,329 series A-1 preferred shares held by Genetron Alliance Holdings Limited have been pledged to secure a payment of consideration for purchasing certain shares of Genetron Health from a shareholder of Genetron Health.

(6)

Represents the shares held by FHP act-in-concert group, consisting of (i) 34,308,500 ordinary shares held by FHP Holdings Limited, a British Virgin Islands company wholly owned by Mr. Sizhen Wang; (ii) 33,332,000 ordinary shares held by Mr. Hai Yan; (iii) 20,390,500 ordinary shares directly held by Mr. Weiwu He; (iv) 5,313,500 ordinary shares directly held by Mr. Kevin Ying Hong; (v) 247,990 ordinary shares and 5,552,010 Series A-1 preference shares held by Genetron Alliance Holdings Limited; and (vi) 3,414,800 series D preferred shares held by ETP BioHealth II Fund, L.P. On November 19, 2019, FHP Holdings Limited, Mr. Hai Yan, Mr. Weiwu He, Mr. Kevin Ying Hong, Genetron Alliance Holdings Limited and ETP BioHealth II Fund, L.P. entered into a concert party agreement, pursuant to which the parties agree to (i) always be acting in concert in respect of their respective direct or indirect voting rights at our shareholders’ general meetings and our board meetings, (ii) recognize the controlling position of FHP Holdings Limited; and (iii) act in concert in accordance with FHP Holdings Limited’s opinions in respect of the daily operations and management and the major decision-making of us. The registered address of FHP Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of Genetron Alliance Holdings Limited is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110, British Virgin Islands. The registered address of ETP BioHealth II Fund, L.P. is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. 10,814,480 ordinary shares held by FHP Holdings Limited, 6,296,478 ordinary shares held by Mr. Weiwu He, 5,313,500 ordinary shares held by Mr. Kevin Ying, and 247,990 ordinary shares and 5,552,010 series A-1 preferred shares held by Genetron Alliance Holdings Limited have been pledged to secure a payment of consideration for purchasing certain shares of Genetron Health from a shareholder of Genetron Health.

(7)

Represents (i) 44,165,500 series C preferred shares held by Tianjin Kangyue Business Management Partnership (Limited Partnership) ( ( )), or Tianjin Kangyue, a limited partnership incorporated in the People’s Republic of China; and (ii) 13,659,000 series D preferred shares held by CICC Healthcare Investment Fund, L.P., or CICC Healthcare, a partnership incorporated in Cayman Island. The general partner of Tianjin Kangyue is CICC Kangzhi (Ningbo) Equity Investment Management Co., Ltd., or CICC Kangzhi. CICC Kangzhi is controlled by CICC Capital Management Co., Ltd., which is a wholly owned subsidiary of China International Capital Corporation Limited. The general partner of CICC Healthcare is CICC Capital Healthcare Investment Management Limited, which is controlled by China International Capital Corporation Limited. China International Capital Corporation Limited is a listed company on The Stock Exchange of Hong Kong. The registered address of Tianjin Kangyue is Custody No. 0700, Deqin (Tianjin) Registrar Co., Ltd., 113 Building No. 2, Guo Tai Mansion, East Side of Yingbin Avenue, Tianjin Pilot Free Trade Zone, PRC. The registered address of CICC Healthcare is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)

Represents 12,232,500 series A-1 preferred shares, 3,606,000 series A-2 preferred shares, 2,536,000 series B preferred shares and 11,777,500 series C preferred shares held by Tianjin Genetron Jun’an Business Management Partnership (Limited Partnership) ( ( )), or Tianjin Genetron Jun’an, a limited partnership incorporated in the People’s Republic of China. The general partner of Tianjin Genetron Jun’an is Zhuhai Jinchang Junying Management Consulting Co., Ltd. The limited partners of Tianjin Genetron Jun’an are Suzhou Fenxiang High-tech Healthcare Entrepreneurship Investment Co. (Limited Partnership) (or Suzhou Fenxiang), Guangxi Yueyin Dade Investment Management Partnership (Limited Partnership) (or Guangxi Yueyin Dade), Shenzhen Fenxiang Precision Medicine Investment Partnership (Limited Partnership) (or Shenzhen Fenxiang), Shanghai Yuanxing Yinshi Equity Investment Partnership (Limited Partnership) (or Shanghai Yuanxing) and Shenzhen Shenshang Xingye Entrepreneurship Investment Fund Partnership (Limited Partnership) (or Shenzhen Shenshang). In accordance with a supplemental limited partnership agreement entered among the general partner and the limited partners of Tianjin Genetron Jun’an, the investment or divestment decision for Tianjin Genetron Jun’an requires the unanimous approval of all limited partners of Tianjin Genetron Jun’an. The general partner of both Suzhou Fenxiang and Shenzhen Fenxiang is Shenzhen Fenxiang Chengzhang Investment Management Limited, whose designated executive representative is Wentao Bai. The general partner of Guangxi Yueyin Dade is Ningbo Meishan Baoshui Gangqu Yueyin Kangtai Equity Investment Partnership (Limited Partnership), whose designated executive representative is Yufen Zheng. The general partner of Shanghai Yuanxing is Ningbo Yuanxing Haozhi Equity Investment Management Partnership (Limited Partnership), whose designated executive representative is Fumin Zhuo. The general partner of Shenzhen Shenshang is Shenzhen City Shenshang Fubo Xingye Fund Management Limited Company, whose designated executive representative is Muxiong Lin. The registered address of Tianjin Genetron Jun’an is Custody No. 0703, Deqin (Tianjin) Registrar Co., Ltd., 113 Building No. 2, Guo Tai Mansion, East Side of Yingbin Avenue, Tianjin Pilot Free Trade Zone, PRC.

(9)

Represents 15,205,000 series C-2 preferred shares and 10,244,300 series D preferred shares held by Vivo Capital Fund IX, L.P., a limited partnership incorporated in the State of Delaware. The general partner of Vivo Capital Fund IX, L.P. is Vivo Capital IX, LLC. The voting members of Vivo Capital IX, LLC are Frank Kung, Albert Cha, Shan Fu, Edgar Engleman and Chen Yu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The registered address of Vivo Capital Fund IX, L.P. is 1209 Orange Street, Wilmington, Delaware 19801.

(10)

Represents 4,185,000 ordinary shares, 11,200,000 series A-1 preferred shares, 2,536,000 series B preferred shares and 2,944,500 series C preferred shares held by EASY BENEFIT INVESTMENT LIMITED, and 2,536,000 series B preferred shares held by EASY BEST INVESTMENT LIMITED. Both EASY BENEFIT INVESTMENT LIMITED and EASY BEST INVESTMENT LIMITED are British Virgin Islands companies wholly owned by Mr. KUNG Hung Ka. The registered address of EASY BENEFIT INVESTMENT LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. 4,185,000 ordinary shares, 11,200,000 series A-1 preferred shares, 2,536,000 series B preferred shares, and 2,944,500 series C preferred shares held by EASY BENEFIT INVESTMENT LIMITED and 2,536,000 series B preferred shares held by EASY BEST INVESTMENT LIMITED have been pledged to an affiliate of one of our non-principal shareholders.

(11)

Represents 23,003,000 series B preferred shares held by Tianjin Tianshu Xingfu Corporation Management L.P. (Limited Partnership) ( ( )), or Tianjin Tianshu Xingfu, a limited partnership incorporated in the People’s Republic of China. The general partner of Tianjin Tianshu Xingfu is Shenzhen Haixia Assets Management Co., Ltd., which is controlled by Mr. Junjie Sun. The registered address of Tianjin Tianshu Xingfu is Custody No. 0709, Deqin (Tianjin) Registrar Co., Ltd., 113 Building No. 2, Guo Tai Mansion, East Side of Yingbin Avenue, Tianjin Pilot Free Trade Zone, PRC.

As of the date of this prospectus, 38.5% of our outstanding ordinary shares or outstanding preferred shares are held by record holders in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares and preferred shares that have resulted in significant changes in ownership held by our major shareholders.

Appendix V

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the Nasdaq listing fee, all amounts are estimates.

SEC Registration Fee	US$	32,242
Nasdaq Listing Fee	US$	150,000
FINRA Filing Fee	US$	37,760
Printing and Engraving Expenses	US$	201,300
Legal Fees and Expenses	US$	2,436,000
Accounting Fees and Expenses	US$	1,323,000
Miscellaneous	US$	863,000

Total	US$	5,043,302